UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): May 28, 2014

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-21617 (Commission File Number)	23-2577138 (I.R.S. Employer Identification No.)

621 N. Shady Retreat Road Doylestown, PA	18901
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On May 28, 2014, ProPhase Labs, Inc., a Nevada corporation (the “Company”) and Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (the “Investor”) entered into a Letter Agreement, to terminate the Investment Agreement and Registration Rights Agreement, each dated as of November 26, 2012 (the “Original Agreements”). The Original Agreements were terminated in connection with the execution by the Company and the Investor of a new Investment Agreement (the “Investment Agreement”) and a new Registration Rights Agreement (the “Registration Rights Agreement”), each dated May 28, 2014 between the Company and the Investor.

Pursuant to the Investment Agreement, the Investor committed to purchase, subject to certain restrictions and conditions, up to 3,000,000 shares of the Company’s common stock, over a period of 36 months from the effectiveness of the registration statement registering the resale of shares purchased by the Investor pursuant to the Investment Agreement.

The Company may in its discretion draw on the facility from time to time, as and when the Company determines appropriate in accordance with the terms and conditions of the Investment Agreement.  The maximum number of shares that the Company is entitled to put to the Investor in any one draw down notice shall not exceed shares with a purchase price of $500,000, calculated in accordance with the Investment Agreement. The Company may deliver a notice for a subsequent put from time to time, following the one day pricing period for the prior put.

The purchase price shall be set at ninety-five percent (95%) of the volume weighted average price (VWAP) of the Company’s common stock during the one trading day immediately following our put notice. The Company has the right to withdraw all or any portion of any put, except that portion of the put that has already been sold to a third party, including any portion of a put that is below the minimum acceptable price set forth on the put notice, before the closing. In the event the Investor receives more than a five percent (5%) return on the net sales for a specific put, the Investor must remit such excess proceeds to the Company; however, in the event the Investor receives less than a five percent (5%) return on the net sales for a specific put, the Investor will have the right to deduct from the proceeds of the put amount on the applicable closing date so Investor’s return will equal five percent (5%).

There are put restrictions applied on days between the draw down notice date and the closing date with respect to that particular put. During such time, the Company shall not be entitled to deliver another draw down notice. In addition, the Investor will not be obligated to purchase shares if the Investor’s total number of shares beneficially held at that time would exceed 4.99% of the number of shares of the Company’s common stock as determined in accordance with Rule 13d-1(j) of the Securities Exchange Act of 1934, as amended. In addition, the Company is not permitted to draw on the facility unless there is an effective registration statement to cover the resale of the shares.

The Investment Agreement also contains customary representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Investment Agreement. The Investment Agreement further provides that the Company and the Investor are each entitled to customary indemnification from the other for, among other things, any losses or liabilities they may suffer as a result of any breach by the other party of any provisions of the Investment Agreement or Registration Rights Agreement (as defined below). Investors should read the Investment Agreement together with the other information concerning the Company that the Company publicly files in reports and statements with the Securities and Exchange Commission (the “SEC”).

Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file one or more registrations statements with the SEC to register the resale by the Investor of the shares of common stock issued or issuable under the Investment Agreement. In addition, the Company is obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the registration statement is filed.

In connection with the preparation of the Investment Agreement and the Registration Rights Agreement, the Company paid the Investor a document preparation fee in the amount of $5,000.

The foregoing description of each of the Investment Agreement, the Registration Rights Agreement, and the Letter Agreement is qualified in its entirety by reference to the full text of the Investment Agreement, the Registration Rights Agreement, and the Letter Agreement, respectively, which are filed as Exhibits 10.1, 10.2, and 10.3 to this Current Report on Form 8-K and incorporated herein by reference. The Company issued a press release on May 29, 2014 regarding entry into the Investment Agreement, which is attached as Exhibit 99.1.

Item 1.02 Termination of a Material Definitive Agreement.

The first paragraph of Item 1.01 is incorporated herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1	Investment Agreement by and between ProPhase Labs, Inc. and Dutchess Opportunity Fund, II, LP, dated as of May 28, 2014

10.2	Registration Rights Agreement by and between ProPhase Labs, Inc. and Dutchess Opportunity Fund, II, LP, dated as of May 28, 2014

10.3	Letter Agreement by and between ProPhase Labs, Inc. and Dutchess Opportunity Fund, II, LP, dated as of May 28, 2014

99.1	Press Release issued May 29, 2014

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Robert V. Cuddihy, Jr.
Robert V. Cuddihy, Jr.
Chief Operating Officer and
Chief Financial Officer

Date: May 28, 2014